Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES THIRD QUARTER 2019 RESULTS

DALLAS – October 23, 2019 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended September 30, 2019.

Third Quarter 2019 Summary

•	Recognized GAAP net income of $3.2 million, a loss of $(0.02) per diluted common share
•	Generated core earnings of $14.8 million or $0.11 per diluted common share
•	Paid common dividend of $0.12 per common share
•	Raised $75 million of common equity capital
•	Book value per common share declined $0.33 to $8.60 per common share
•	Agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio and leverage ended the third quarter at $11.24 billion and 8.80 times long-term investment capital, respectively

Third Quarter Earnings and Related Discussion

Capstead reported GAAP net income of $3.2 million, a loss of $(0.02) per diluted common share for the quarter ended September 30, 2019, compared to a GAAP net loss of $63.5 million or $(0.80) per diluted common share for the quarter ended June 30, 2019. The Company reported core earnings of $14.8 million or $0.11 per diluted common share for the quarter ended September 30, 2019. This compares to core earnings of $14.8 million or $0.12 per diluted common share for the quarter ended June 30, 2019.

The difference between GAAP and core results this quarter primarily relates to the impact of lower prevailing interest rates on interest rate swap agreements and other derivatives held for hedging purposes. See the “Non-GAAP Financial Measures” section of this release for more information.

Portfolio yields averaged 2.76% during the third quarter of 2019, a decrease of six basis points from 2.82% reported for the second quarter. Yields declined primarily due to the effects of higher mortgage prepayment levels while coupon interest rates on the underlying loans were largely unchanged. The average annualized constant prepayment rate, or CPR, increased to 30.18% CPR in the current quarter from 26.29% CPR in the prior quarter.

In response to significant declines in longer term interest rates and associated market volatility during the quarter, the Company reduced portfolio leverage by replacing a portion of portfolio runoff and by taking a measured approach to deploying new common equity capital raised in early August.  As a result, portfolio leverage decreased to 8.80 to one at September 30, 2019 from 9.59 to one at June 30, 2019.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and nine months ended September 30, 2019 (dollars in thousands):

	Quarter Ended September 30, 2019	Nine Months Ended September 30, 2019
Residential mortgage investments, beginning of period	$11,531,219	$11,965,381
Portfolio acquisitions (principal amount)	747,670	2,249,681
Investment premiums on acquisitions	19,827	56,452
Portfolio runoff (principal amount)	(1,041,410)	(2,764,479)
Sales of investments (basis)	-	(305,356)
Investment premium amortization	(18,811)	(55,210)
(Decrease) increase in net unrealized gains on securities classified as available-for-sale	(2,692)	89,334
Residential mortgage investments, end of period	$11,235,803	$11,235,803
Decrease in residential mortgage investments during the indicated periods	$(295,416)	$(729,578)

Rates on Capstead’s $10.29 billion in secured borrowings, after adjusting for hedging activities, averaged four basis points lower at 2.31% during the third quarter of 2019, compared to 2.35% for the prior quarter.  Borrowing rates before hedging activities averaged 2.52% during the third quarter, a decline of 15 basis points over the prior quarter in large part due to the 25 basis point decrease in the Federal Funds rate in late July 2019.  The mid-September 25 basis point decrease in Fed Funds had little effect on third quarter borrowing rates while recent repo market funding stresses had only a modest impact.

Active management of derivative positions contributed to a 14 basis point reduction to 2.04% in fixed rates on the Company’s $7.20 billion notional amount of secured borrowings-related interest rate swaps at September 30, 2019.  Average fixed swap rates declined six basis points during the quarter to 2.14%. This helped offset the negative effects of declines in variable-rate swap receipts due to continued declines in three-month LIBOR during the quarter.

Capstead operates a highly efficient, internally-managed investment platform, particularly compared to other mortgage REITs and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 0.58% for the third quarter of 2019 and 1.11% for the nine months ended September 30, 2019. As an annualized percentage of total assets, operating costs averaged 0.06% and 0.10% during these periods, respectively.

Recent Common Equity Offering

On August 1, 2019 Capstead completed a public offering for nine million common shares raising $75 million after underwriting discounts and offering expenses. The proceeds are being deployed into additional agency-guaranteed residential ARM securities and used for general corporate purposes.

Book Value per Common Share

Book value per share as of September 30, 2019 was $8.60, a decrease of $0.33 or 3.7% from the June 30, 2019 book value of $8.93, primarily reflecting $0.23 in derivative-related declines in value, $0.06 in initial dilution related to the issuance of additional common equity and $0.03 in portfolio-related declines in unrealized gains. Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Fair value is impacted by market conditions including changes in interest rates, the availability of financing at reasonable rates and leverage levels, among other factors.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “Similar to what we experienced early in the second quarter, in August interest rates across the yield curve declined putting pressure on mortgage prepayment rates and mortgage security pricing relative to swap valuations.  In response, we have taken a measured approach to replacing portfolio runoff and deploying the $75 million in new common equity capital from our early August capital raise, reducing portfolio leverage to 8.80:1 from 9.59:1 at June 30th.  Future changes in leverage will depend on market conditions.

“Mortgage prepayment rates on our portfolio were higher by nearly 15% in the third quarter putting pressure on our portfolio yields.  However, 30-year fixed-rate agency mortgage prepayment rates were up over 40% for the quarter.  Further, our prepayment rates for October are down 7.25% month over month compared to 30-year fixed-rate prepayment rates increasing another 8.5%. This comparison is important because ARM prepayment rates, while typically higher, have not experienced the same relative increases currently affecting the rest of the mortgage market as is being widely reported in the financial press.

“Federal Reserve actions to reduce the Fed Funds rate by 25 basis points in late July and again in mid-September are a significant positive for earnings by contributing to lower borrowing costs despite recent repo market funding stresses.  While funding remains readily available, borrowing rates remain unusually high relative to the Fed Funds rate.  For example, our unhedged, primarily 30-day term borrowing rates averaged 2.31% at September 30th compared to average Fed Funds rates of 2.04% for the month September.  While we are now borrowing at considerably lower levels than the quarter-end average would indicate, rates remain elevated relative to Fed Funds.  Our future borrowing costs will depend on any further reductions in Fed Funds and actions by the Federal Reserve to further alleviate funding market stresses.

“Lower one- to three-year rates have given us the opportunity to reduce future hedging costs by replacing higher rate swaps with a combination of new two-year swap agreements and a modest amount of Eurodollar futures contracts at significantly lower rates to the benefit of future earnings. We will continue to be disciplined yet flexible in managing our balance sheet to improve our future performance as market conditions evolve.

“For nearly 20 years, Capstead has operated as a cost-effective, internally managed REIT that invests in a leveraged portfolio of short duration agency-guaranteed residential ARM securities with the goal of generating attractive risk-adjusted returns over the long-term.  For investors seeking risk-adjusted levered returns with a comparably higher degree of safety from interest rate and credit risk, we believe Capstead represents a reasonably compelling opportunity that is difficult to find elsewhere in the markets.”

Non-GAAP Financial Measures

Management believes the presentation of core earnings and core earnings per common share, both non-GAAP financial measures, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate the Company’s performance and compare its performance to that of its peers. Prior to March 2019, the Company designated its secured borrowings-related swaps as hedges for GAAP accounting purposes, whereby changes in the swaps’ fair values were recorded in Accumulated other comprehensive income (loss) (“AOCI”). Beginning in March 2019, for GAAP accounting purposes, related changes in the fair value of these derivatives are recorded in the Company’s consolidated statements of operations. Also, for GAAP accounting purposes, related net unrealized gains recorded in AOCI through February 28, 2019 are being recognized as a component of interest expense in the Company’s consolidated statements of operations over the remaining life of these swaps.  Core earnings and core earnings per common share exclude these GAAP adjustments.

Management believes that presenting financing spreads on residential mortgage investments, a non-GAAP financial measure, provides important information for evaluating the performance of the Company’s portfolio as opposed to total financing spreads because the non-GAAP measure speaks specifically to the performance of the Company’s investment portfolio.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, October 24, 2019 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10133446.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax law changes, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and funding markets, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Residential mortgage investments ($10.84 and $11.57 billion pledged at September 30, 2019 and December 31, 2018, respectively)	$11,235,803	$11,965,381
Cash collateral receivable from derivative counterparties	83,511	31,797
Derivatives at fair value	1,267	–
Cash and cash equivalents	68,204	60,289
Receivables and other assets	145,902	129,058
	$11,534,687	$12,186,525
Liabilities
Secured borrowings	$10,292,924	$10,979,362
Derivatives at fair value	35,515	17,834
Unsecured borrowings	98,367	98,292
Common stock dividend payable	11,702	7,132
Accounts payable and accrued expenses	24,423	24,842
	10,462,931	11,127,462
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at September 30, 2019 and December 31, 2018	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 94,606 and 85,277 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	946	853
Paid-in capital	1,251,807	1,174,880
Accumulated deficit	(457,662)	(346,570)
Accumulated other comprehensive income (loss)	25,719	(21,046)
	1,071,756	1,059,063
	$11,534,687	$12,186,525

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,170,123	$1,157,355
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	8.80:1	9.49:1
Book value per common share (based on shares of common stock outstanding and calculated assuming liquidation preferences of preferred stock) (unaudited)	$8.60	$9.39

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Interest income:
Residential mortgage investments	$77,693	$67,649	$246,600	$201,989
Other	1,065	350	2,087	1,063
	78,758	67,999	248,687	203,052
Interest expense:
Secured borrowings	(62,800)	(54,393)	(194,524)	(147,655)
Unsecured borrowings	(1,910)	(1,910)	(5,701)	(5,701)
	(64,710)	(56,303)	(200,225)	(153,356)
	14,048	11,696	48,462	49,696
Other (expense) income:
Loss on derivative instruments (net)	(9,221)	–	(105,720)	–
Loss on sale of investments (net)	–	–	(1,365)	–
Compensation-related expense	(566)	(1,913)	(6,147)	(5,521)
Other general and administrative expense	(1,123)	(1,184)	(3,389)	(3,320)
Miscellaneous other revenue	58	81	149	233
	(10,852)	(3,016)	(116,472)	(8,608)
Net income (loss)	3,196	8,680	(68,010)	41,088
Less preferred stock dividends	(4,842)	(4,842)	(14,526)	(14,526)
Net (loss) income to common stockholders	$(1,646)	$3,838	$(82,536)	$26,562

Net (loss) income per common share:
Basic and diluted	$(0.02)	$0.04	$(0.95)	$0.29

Weighted average common shares outstanding:
Basic	90,945	91,206	86,946	92,202
Diluted	90,945	91,346	86,946	92,317

Cash dividends declared per share:
Common	$0.12	$0.11	$0.32	$0.41
Series E preferred	0.47	0.47	1.41	1.41

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF OPERATIONS AND SELECT OPERATING STATISTICS

(in thousands, except per share amounts, percentages annualized, unaudited)

	2019			2018
	Q3	Q2	Q1	Q4	Q3
Quarterly Statements of Operations:
Interest income:
Residential mortgage investments	$77,693	$85,100	$83,807	$72,902	$67,649
Other	1,065	600	422	626	350
	78,758	85,700	84,229	73,528	67,999
Interest expense:
Secured borrowings	(62,800)	(67,945)	(63,779)	(59,321)	(54,393)
Unsecured borrowings	(1,910)	(1,900)	(1,891)	(1,910)	(1,910)
	(64,710)	(69,845)	(65,670)	(61,231)	(56,303)
	14,048	15,855	18,559	12,297	11,696
Other (expense) income:
Loss on derivative instruments (net)	(9,221)	(74,842)	(21,657)	–	–
Loss on sale of investments (net)	–	(1,365)	–	–	–
Compensation-related expense	(566)	(1,972)	(3,609)	(2,238)	(1,913)
Other general and administrative expense	(1,123)	(1,138)	(1,128)	(1,207)	(1,184)
Miscellaneous other revenue	58	2	89	132	81
	(10,852)	(79,315)	(26,305)	(3,313)	(3,016)
Net income (loss)	$3,196	$(63,460)	$(7,746)	$8,984	$8,680
Net (loss) income per diluted common share	$(0.02)	$(0.80)	$(0.15)	$0.05	$0.04
Average diluted common shares outstanding	90,945	84,934	84,894	88,006	91,346

Core earnings	$14,798	$14,780	$15,471	$8,984	$8,680
Core earnings per diluted common share	0.11	0.12	0.12	0.05	0.04

Select Operating and Performance Statistics:
Common dividends declared per share	0.12	0.12	0.08	0.08	0.11
Book value per common share	8.60	8.93	9.43	9.39	9.48
Average portfolio outstanding (cost basis)	11,266,776	12,065,084	12,169,106	12,442,410	13,026,636
Average secured borrowings	10,481,080	11,193,335	11,156,608	11,439,646	11,957,518
Average long-term investment capital (“LTIC”)	1,146,916	1,149,388	1,161,815	1,188,553	1,258,367
Constant prepayment rate (“CPR”)	30.18%	26.29%	20.62%	22.37%	25.71%
Total financing spreads	0.31	0.34	0.42	0.22	0.21
Yields on residential mortgage investments	2.76	2.82	2.75	2.34	2.08
Secured borrowing rates (a)	2.31	2.35	2.23	2.07	1.82
Financing spreads on residential mortgage investments	0.45	0.47	0.52	0.27	0.26
Operating costs as a percentage of LTIC (b)	0.58	1.09	1.32	1.15	0.98
Quarterly economic return (change in book value plus dividends)	(2.35)	(4.03)	1.28	(0.11)	(2.64)
Return on common equity capital (c)	4.95	4.98	5.33	1.96	1.69
(a)

Secured borrowing rates exclude the effects of amortization of the net unrealized gains (losses) included in AOCI on de-designated derivative instruments and include net interest cash flows on non-designated derivative instruments to better compare the components of financing spreads on residential mortgage investments. See “Reconciliation of GAAP Measures to Non-GAAP Measures” for details on the impact of non-designated derivative instruments.

(b)	First quarter 2019 excludes the effects of adjustments to 2018 incentive compensation accruals totaling $(949,000) due to the Company’s 2018 outperformance relative to its peers.
(c)	Calculated using core earnings less preferred dividends on an annualized basis over average common equity for the period.

CAPSTEAD MORTGAGE CORPORATION

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands, percentages annualized, unaudited)

The Company defines core earnings as GAAP net (loss) income excluding (a) unrealized loss (gain) on derivative instruments, (b) realized loss (gain) on termination of derivative instruments, (c) amortization of unrealized (gain) loss of derivative instruments held at the time of de-designation (March 1, 2019) and (d) realized loss (gain) on securities.   The following reconciles GAAP net (loss) income and net (loss) income per common share to core earnings and core earnings per common share:

	2019						2018
	Q3		Q2		Q1		Q4		Q3
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss)	$3,196	$(0.02)	$(63,460)	$(0.80)	$(7,746)	$(0.15)	$8,984	$0.05	$8,680	$0.04
Unrealized (gain) loss on non-designated derivative instruments	(16,952)	(0.19)	59,388	0.70	26,237	0.31	–	–	–	–
Realized loss (net) on termination of derivative instruments	31,673	0.35	24,202	0.28	–	–	–	–	–	–
Amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	(3,119)	(0.03)	(6,715)	(0.08)	(3,020)	(0.04)	–	–	–	–
Realized loss on sale of investments	–	–	1,365	0.02	–	–	–	–	–	–
Core earnings	$14,798	$0.11	$14,780	$0.12	$15,471	$0.12	$8,984	$0.05	$8,680	$0.04

The following reconciles total financing spreads to financing spreads on residential mortgage investments:

	2019			2018
	Q3	Q2	Q1	Q4	Q3
Total financing spreads	0.31%	0.34%	0.42%	0.22%	0.21%
Impact of yields on other interest-earning assets*	–	0.01	–	–	–
Impact of borrowing rates on other interest-paying liabilities*	0.05	0.05	0.05	0.05	0.05
Impact of amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	(0.12)	(0.24)	(0.11)	–	–
Impact of net cash flows received on non-designated derivative instruments	0.21	0.31	0.16	–	–
Financing spreads on residential mortgage investments	0.45	0.47	0.52	0.27	0.26
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, may consist of cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(in thousands, unaudited)

	September 30, 2019					December 31, 2018
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$4,212,855	$146,967	$4,359,822	$4,399,881	$40,059	$48,091
Longer-to-reset ARMs	4,175,662	109,994	4,285,656	4,299,195	13,539	(66,326)
Ginnie Mae securities:
Current-reset ARMs	1,079,773	38,146	1,117,919	1,122,205	4,286	4,433
Longer-to-reset ARMs	1,373,182	35,267	1,408,449	1,412,653	4,204	(13,444)
	$10,841,472	$330,374	$11,171,846	$11,233,934	$62,088	$(27,246)
Derivative instruments: (b)
Interest rate swap agreements:
Secured borrowings-related			$7,200,000	$(57,440)	$(854)	$24,033
Unsecured borrowings-related			100,000	(35,515)	(35,515)	(17,834)
Eurodollar futures contracts			500,000	775	–	–
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of AOCI. Residential mortgage securities classified as held-to-maturity with a cost basis of $1.0 million and unsecuritized investments in residential mortgage loans with a cost basis of $840,000 are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

Unrealized Gains (Losses) are amounts included in AOCI related to these positions as of the indicated dates.  The following reflects Capstead’s secured borrowings-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Fourth quarter 2019	$700,000	1.72%
First quarter 2020	600,000	2.07
Second quarter 2020	200,000	2.56
Third quarter 2020	200,000	1.64
Fourth quarter 2020	200,000	2.04
Second quarter 2021	800,000	1.95
Third quarter 2021	1,700,000	1.60
First quarter 2022	1,500,000	2.50
Second quarter 2022	1,300,000	2.30
	$7,200,000

Eurodollar futures contracts currently represent a series of quarterly $500 million notional amount contracts extending to June 2020.

After consideration of secured borrowings-related derivative instruments, Capstead’s residential mortgage investments and related secured borrowings each had durations as of September 30, 2019 of approximately 14½ months for a net duration gap of approximately zero months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of September 30, 2019)

(in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$2,939,659	4.07%	3.65%	1.68%	2.61%	5.09%	6.2
Freddie Mac Agency Securities	1,420,163	4.03	3.73	1.76	2.04	4.89	7.6
Ginnie Mae Agency Securities	1,117,919	3.71	3.26	1.51	1.05	4.55	6.2
Residential mortgage loans	717	3.89	4.66	2.06	1.76	11.09	5.4
(49% of total)	5,478,458	3.99	3.59	1.66	2.15	4.93	6.6
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,909,176	3.10	3.55	1.60	3.51	5.00	44.5
Freddie Mac Agency Securities	1,376,480	3.10	3.63	1.66	3.71	5.06	49.7
Ginnie Mae Agency Securities	1,408,449	3.49	3.25	1.50	1.00	5.00	45.7
(51% of total)	5,694,105	3.19	3.49	1.59	2.94	5.01	46.0
	$11,172,563	3.58	3.54	1.62	2.55	4.97	26.8
Gross WAC (rate paid by borrowers)(d)		4.18

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At September 30, 2019, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.05.  This table excludes $1.2 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indices that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 76% of current-reset ARMs were subject to periodic caps averaging 1.78%; 18% were subject to initial caps averaging 2.33%; 6% were subject to lifetime caps averaging 6.24%; and less than 1% were uncapped.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at September 30, 2019 approximately 92%, 4% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 1% reset every five years.  Approximately 82% of the Company’s current-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.